Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

December 23, 2014

Quarterly Distribution Report No. 200

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on December 19, 2014.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the third quarter of 2014 (the “Q3 Distribution Period”).

The Trust received $276,213 ($0.9946 per Trust Unit) for the Q3 Distribution Period (the “Q3 Payment”), as compared to $148,922 ($0.05362 per Trust Unit) for the payment attributable to the third quarter of 2013.

After receiving the Q3 Payment, the Trust paid $74,605 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $201,608 ($0.7260 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on December 19, 2014.

For the twelve month period ended December 31, 2014, the Trust’s distributions will amount to $860,780 ($3.0996 per Trust Unit) as compared to $80,240 ($0.2889 per Trust Unit) for the twelve month period ended December 31, 2013.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended December 31, 2014 and December 31, 2013 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended December 31, 2014		Per Unit*

Gross royalty income collected by EMI for the period	$946,171

Less: Related royalty expense	362,452
Amount deducted by EMI	307,506
Adjustment for copyright renewals, etc.	—

	679,958

Balance as reported by EMI	$276,213

Payments received by Trust	$276,213		$.9946
Audit settlement
Funds held for payment of expenses	—

Total	$276,213		$.9946
Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	74,605		.2686

Reserve for payment of expenses	—

Balance available for distribution	$201,608		$.7260

Distribution per Unit*		$.7260

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended December 31, 2013		Per Unit*	Twelve Months Ended December 31, 2014		Per Unit	Twelve Months Ended December 31, 2013		Per Unit*

$566,439			$2,924,960			$2,521,671

261,746			1,314,446			1,160,140
155,771			870,411			739,701
—			—			114,000

417,517			2,184,857			2,013,841

$148,922			$740,103			$507,830

$148,922		$.5362	$740,103		$2.6650	$507,830		$1.8286
—			625,000		2.2505	—
185,521		.6680	152,952		.5508	—

334,443		1.2042	1,518,055		5.4663	507,830
(313,637)		(1.1292)	(525,129)		(1.8909)	(406,784)		(1.4647)

(20,806)		.0750	(132,146)		(.4758)	(20,806)		(.0750)

$-0-		-0-	$860,780		$3.0996	$80,240		$.2889

	$-0-			$3.0996			$.2889